LICENSE AGREEMENT

     This Agreement is made and entered into as of the 31st day of October (the effective date) by and between Charles E. Wheatley residing at 1220 Rambling Hills Drive, Cincinnati, Ohio 45230, Geoff Coy, residing at 8588 Morning Calm Drive, Cincinnati, Ohio 45255 and James A. Mitchell, residing at 4090 E. Fulton, Grand Rapids, Michigan ("Licensor") and Quest Products Corporation Inc., a Delaware corporation located at 6900 Jericho Turnpike, Syosset, New York 11791 ("Licensee").

     WHEREAS, LICENSOR represents that they are the owners of all right, title and interest in and to the Patent (as hereinafter defined), and that said patent is owned free and clear of all liens, encumbrances and licenses, and

     WHEREAS, Licensor represents and warrants to Licensee that Licensor is legally empowered to grant an exclusive license in and to the manufacturer, and/or sale and/or use of the Invention, and

     WHEREAS. LICENSEE desires to acquire an exclusive license under said Patent to make use and sell the patented inventions and LICENSOR is willing to grant such exclusive license,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter contained, it is hereby agreed as follows:

I.   GRANT OF LICENSE.

     1.1 Licensor hereby grants under United States Patent No. 5.546,141, issued or assigned to LICENSOR and any reissues, divisions, continuances, and extensions thereof as well as improvement patents related thereto issued to LICENSOR, or to any of their controlled entities or corporations (hereinafter "the

Patent") the exclusive license to make, use and sell the patented Inventions through all channels of distribution and to otherwise practice the patent on an exclusive basis to the exclusion of the entire world including the inventor. The Patent licensed hereunder relates to an adjustable glasses product including but not limited to sunglasses, ski goggles and diving masks (hereinafter "the Product").

     1.2 Licensee shall have the right to enter into sub-licenses of the Patent under which Licensee grants to third parties the right to practice the Patent.

     1.3 Licensee agrees to mark the Product or the packaging of each Product covered by this license with the appropriate patent notice in accordance with 35 U.S.C. ss. 287.

II.  TERRITORY.

     2.1. The Territory covered by the License is the World.

III. ROYALTY PAYMENTS.

     3.1. In consideration for the License granted herein, LICENSEE shall pay LICENSOR, at the times and in the manner hereinafter provided, a Royalty as set forth below on sales of the Product:

          (a) LICENSEE agrees to pay LICENSOR, as a Royalty Payment, the sum of thirty cents (.30) for each Product which is covered by the Patent sold by LICENSEE to third parties throughout the Territory during the term of the License, as defined in Section VI hereof, where the Product takes the form of eyeglasses, sunglasses, ski goggles, diving masks or other type of wearable sport glasses, On ski


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


     goggles, diving masks or other types of sport glasses (but not sunglasses) the royalty will be 1% of the wholesale price charged by licensee where that price is over $30.00.

          (b) Where the Product takes some form other than as described in subparagraph (a) above and provided that the Product is covered by the claims of the Patent, Licensee agrees to pay Licensor, as a Royalty Payment, a sum equal to 3% of the wholesale price charged by Licensee for the Product for each Product sold throughout the Territory during the term of the License as defined in Section VI hereof.

     3.2. In the determination of the Royalties due LICENSOR hereunder an allowance shall be permitted to LICENSEE for returned merchandise.

     3.3. Sales of Products by LICENSEE to third parties shall be deemed to have accrued for purposes of calculating Royalty Payments on the date upon which the invoice to which they relate is paid by the third party.

     3.4. Royalty Payments as specified herein shall be calculated as of the last day of each six month period for all sales accruing in that six month period. L1CENSEE shall remit Royalty Payments accruing in that six (6) month period within thirty (30) days after the last day of that period for each period up to and including the first day of any such month following the termination of this Agreement. For purposes of this license the first six-month royalty period shall commence on the date of the first commercial sale of any of the Products covered under this License by Licensee to a third party, provided, however that this Agreement shall be cancellable at the election of Licensor if the first commercial sale does not take place within eighteen (18) months after the effective date of this Agreement as set forth above.


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


     3 5. LICENSEE agrees that notwithstanding the provisions for calculating Royalty Payments as set forth in Sections 3.1., 3.2 & 3.3 above, LICENSEE agrees to make a minimum annual Royalty Payment to LICENSOR in an amount not less than $25,000 under the following terms and conditions:

          (a) The minimum annual Royalty Payment shall be paid to Licensor on the following basis: (i) ten thousand dollars ($10,000) at the commencement of each twelve month period; (ii) additional royalty payments, if any are due pursuant to P. P. 3.1. 3.2 & 3.3, at the close of the six month period in accordance with P. 3.4 with the understanding that the $10,000 advance shall be credited against all royalty payments due until exhausted; and
     (iii) additional royalty payments, if any are due pursuant to P. P. 3.1,
     3.2 & 3.3, at the close of the twelve month period in accordance with P.
     3.4 with the understanding that the balance of the $25,000 annual minimum royalty, if any, shall be paid at this time.

          (b) Notwithstanding sub-paragraph (a) the first minimum annual Royalty Payment advance in the amount of $10,000 shall be paid at the time of execution of this license and applied against Royalty Payments, if any, which are due during the first and second semi-annual royalty periods.

          (c) Notwithstanding sub-paragraph (a) the first year's minimum annual royalty period shall not commence to run until the first commercial sale of any of the Products covered under this License by Licensee to a third party which sale shall immediately be reported in writing by Licensee to Licensor.


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


     3.6 As further and additional consideration to the LICENSOR for the grant of this exclusive license, LICENSEE agrees to issue to LICENSOR or to his designee(s) within five (5) days after the execution hereof warrants to purchase 1,000,000 shares of the common stock of LICENSEE at a price per share which is 25% less than the closing price of the stock, as reported on the NASDAQ bulletin board, on the date that this license is executed by LICENSOR and delivered by facsimile to LICENSEE.

          (a) These warrants shall be exercisable by LICENSOR or his designee(s) at said price for a period of thirty (36) months from the date of the first commercial sale of any of the Products covered under this License by Licensee to a third party which sale shall immediately be reported in writing by Licensee to Licensor.

IV.  REPORTS AND PAYMENTS.

     4.1. Within thirty (30) days after the close of each six month royalty period, LICENSEE shall render a written Royalty Report for the preceding six (6) months showing the quantity of Products sold and paid for which are covered under the Patent.

     4.2. Within thirty (30) days after the close of each six month royalty period Licensee shall render a written report setting forth the calculation of the minimum annual Royalty Payment, if any, for the period as described in
Section 3.5.

     4.3. Each Report described in this Section 4 shall be accompanied by the payment of any Royalties due for such period including any minimum annual Royalty Payment in the manner provided in Section III.

     4.4. Each Report shall be signed and certified to be accurate by an officer


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


of L1CENSEE,

     4.5 All royalty checks will be made payable to, and all reports will be rendered to: James A. Mitchell, at Price, Heneveld, Cooper DeWitt and Litton, P.O. Box 2567, Grand Rapids, Michigan 49501

V.   ACCOUNTING AND EXAMINATION OF BOOKS.

     5.1. LICENSEE shall keep, at its own expense, correct and complete records of books of account covering all transactions relating to this License, and containing all information required for the computation and verification of the Royalties to be paid hereunder. LICENSEE agrees, at the request and cost of LICENSOR to permit an independent public accountant selected by LICENSOR (except one to whom LICENSEE has some reasonable objection), to have access (for the purpose of examination and/or audit) during ordinary business hours, to such records and books of account and all other documents and materials in the possession of or under the control of LICENSEE, relating to or pertaining to the subject matter of this License, and to make copies and/or extracts therefrom as may be necessary: (1) to determine in respect of any six month royalty period ending not more than one year prior to the date of such request, the correctness of any report and/or payment made under this Agreement, or (2) to obtain information as to the Royalties payable for any six month period in case of failure of LICENSE to report and/or pay pursuant to the terms of this Agreement. Such accountant shall be entitled, at LICENSEE'S request, to furnish LICENSEE with a written report on the accuracy and preparation of any report required hereunder.


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


     5 2. LICENSEE shall keep all such records and books of account available to LICENSOR for at least one (1) year after the termination or expiration of this License or any extensions or renewals thereof.

     5.3. If any audit or examination of the independent public accountant shall reveal a deficiency of Royalty due, and LICENSEE agrees with such deficiency, than LICENSEE shall make payment to LICENSOR of such deficiency. Payment of such deficiency, if not disputed, shall be made in the manner prescribed in Section IV within thirty (30) days of notification of LICENSEE by LICENSOR of such deficiency. If the deficiency is disputed by LICENSEE the matter of the amount of Royalty due for any disputed period covered under this Agreement shall be submitted to Arbitration in accordance with Section XI below.

VI.  DURATION.

     6,1. This Agreement shall remain in full force and effect until the expiration of the Patent. This Agreement shall terminate automatically upon such expiration, without the obligation of notice from one party to the other relating thereto.

     6.2. In the event that LICENSEE shall at any time materially fail to make Royalty payments or minimum annual Royalty Payments or render Royalty reports as herein provided, LICENSOR shall have the right to notify LICENSEE of such default by certified mail, return receipt requested and that it intends to terminate this Agreement unless such default is cured. Unless such default shall be cured by L1CENSEE within sixty (60) days from the date of such notice, LICENSOR shall be entitled to terminate this Agreement at any time after the end of said sixty (60) day period.


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


          (a) It shall not be grounds for termination of this Agreement that there is a dispute as to a Royalty deficiency as described in Section 5 unless and until LICENSEE fails to remit said deficiency pursuant to the ruling of an Arbitrator as contemplated in Section XI below within thirty
     (30) days after service of the Arbitrator's ruling upon LICENSEE by certified mail, return receipt requested.

     6.3 The termination of this Agreement for any reason shall not prejudice LICENSOR'S rights to Royalties due hereunder and unpaid on the effective date of termination, or to any examination of LICENSEE'S books and records for any period as herein provided.

     6.4. If, for any reason, this Agreement is validly terminated, such termination shall not affect the rights of either party against the other with respect to antecedent breaches by the other.

VII. DISCLAIMERS, WARRANTIES AND REPRESENTATIONS

     7.1. Nothing in this Agreement shall be construed as:

          (a) A warranty or representation by LICENSOR as to the validity or scope of the Patent; or

          (b) A warranty or representation that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of any patents or claims of any third parties; or

          (c) An obligation on the part of LlCENSOR to defend or reimburse LICENSEE in whole or in part for the defense of any legal action brought by any third party for patent infringement or any other claim based on


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


     LICENSEE manufacturing, using, selling or otherwise disposing of anything under this License; or

          (d) An obligation on the part of LICENSOR to bring or prosecute actions or suits against third parties for infringement.

     7.2 Notwithstanding the above, LICENSOR agrees to cooperate fully in any lawsuit for patent infringement brought against LICENSEE arising out of the Patent and LICENSEE further agrees to cooperate fully in any lawsuit for patent infringement brought by LICENSEE against a third party and hereby consents to being named as a nominal plaintiff in such proceeding with all costs and expenses of such litigation to be borne by LICENSOR. However, in such a case where LICENSOR is a nominal plaintiff, LICENSOR shall not be entitled to retain separate counsel at LICENSEE's expense.

     7.3. L1CENSOR makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the use, sale or other disposition by LICENSEE or its vendees or other transferees of any products related to the Patent.

     7.4. LICENSEE will hold LICENSOR harmless against all liabilities, demands, damages, expenses or losses arising out of any use, sale or other disposition by LICENSEE or its vendees or other transferees of any products related to the Patent.

     7.5 Licensor agrees to cooperate with Licensee with respect to the filing of any re-issues, divisions, continuances and extensions of the Patent provided that Licensee bears the full cost of all such prosecutions.


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


VIII. ASSIGNMENT.

     8.1. This Agreement may be assigned, sold, transferred or sublicensed by LICENSEE provided that such assignee, successor or sublicensee or purchaser shall agree in writing to assume, or otherwise abide, by all of the obligations of the transferor under this Agreement.

     8.2. This Agreement and the provisions hereof shall be binding at all times upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and any others who may derive their interest from any of the parties hereto.

IX.  ARBITRATION OF ROYALTY DISPUTES.

     9.1 LICENSOR and LICENSEE agree that there shall be mandatory Arbitration of any Royalty deficiency dispute which arises under this Agreement,

     9.2. The Arbitration shall be in accordance with the Rules of the American Arbitration Association in New York City and shall be conducted before a single Arbitrator.

     9.3, The ruling of the Arbitrator shall be final and binding on the LICENSOR and LICENSEE.

     9.4. It shall be a pre-requisite to the commencement of Arbitration by
LICENSOR: (I) that LICENSOR has conducted an audit of the books and records of LICENSEE as described in Section 5 hereof and that an independent public accountant has found a royalty deficiency to exist for any one or more quarters; and (ii) that LICENSEE disputes the deficiency.


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


     9.5. The mandatory arbitration provisions of this Section shall only be applicable to disputes limited to Royalty deficiencies as that term is used in
Section 7 hereof.

X.   MISCELLANEOUS.

     10.1. This writing constitutes the entire Agreement between the parties and there are no understandings representations or warranties of any kind which form part of this agreement except as expressly provided herein. None of the provisions hereof shall be deemed to be waived or modified, nor shall they be renewed, extended, altered, changed or modified in any respect, except by an express agreement in writing duly executed by the party against whom enforcement of such waiver, modification, etc. is sought.

     10.2. Any notice required or permitted to be given or made under this Agreement by one of the parties to the other shall be deemed to have been significantly given or made for all purposes if mailed, by registered or certified mail, postage prepaid, addressed to such party at such party's address indicated at the beginning of this Agreement, or to such other address as the addressee shall have furnished in writing to the address or for the purpose of providing notice under this Agreement. The date of mailing shall be deemed the date of notice.

     10.3. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of New York applying to contracts fully executed and performed in New York.


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


     10.4. LICENSOR and LICENSEE and any of their successors and assigns agree to submit to jurisdiction in the courts (both Federal and State) of New York for any action brought by LICENSOR or LICENSEE hereunder. LICENSOR and LICENSEE further agree to accept service of process by mail at the addresses indicated at the beginning of this Agreement.

     10.5. The titles and headings of the sections of this Agreement are inserted merely for convenience and identification, and shall not be used or relied upon in connection with the construction or interpretation of this Agreement.

     10.6. The parties agree that it is the intention of neither party to violate any public policy, statutory or common law, or governmental regulation; that if any sentence, paragraph, clause or combination of the same is, or becomes, in violation of any applicable law or regulation, or is unenforceable or void for any reason, such sentence, paragraph, clause or combination shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.

     10.7. This Agreement has been entered into after negotiation and review of its terms and conditions by parties with substantially equal bargaining power and under no compulsion to execute and deliver a disadvantageous agreement. The Agreement incorporates provisions, comments and suggestions proposed by both parties. No ambiguity or omission in this Agreement shall be construed or resolved against either party on the ground that this Agreement to any of its provisions was drafted or proposed by that party.


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


     10.8 All notices that may or are required to be given under this Agreement or with respect to it, shall be in writing, and shall be given by fax and certified mail, return receipt requested, addressed to the respective parties as follows:

                      (a)        If to Licensee;

                                 Quest Products Corporation
                                 6900 Jericho Turnpike
                                 Syosset, New York 11791
                                 Fax No. (516) 364-6268

                                 With a copy to:

                                 Fabricant & Yeskoo LLP
                                 535 Fifth Avenue
                                 New York, New York 10017
                                 Attn:  Alfred R. Fabricant, Esq.
                                 Fax No. (212) 983-0907

                      (b)        If to Licensor:

                                 James A. Mitchell, Esq.
                                 Price, Heneweld, Cooper, Dewitt and Litton
                                 P.O. Box 2587
                                 Grand Rapids, Michigan 49501


                                     ATTEST

     IN WITNESS WHEREOF and intending to be legally bound thereby, the parties have caused this instrument to be duly executed in duplicate as of the date and the year first above written. The officers of both LICENSOR and LICENSEE executing this Agreement represent that they have been authorized by their respective corporations to enter into this Agreement and to legally bind their corporation hereto.


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


Dated:  October 31, 1999                    By: /s/CHARLES E. WHEATLEY
                                               --------------------------------
                                                   CHARLES E. WHEATLEY

                                                /s/JAMES A. MITCHELL
                                               --------------------------------
                                                   JAMES A. MITCHELL

                                                /s/GEOFF COY
                                               --------------------------------
                                                   GEOFF COY


Dated:  November 22, 1999                   QUEST PRODUCTS CORPORATION

                                            By: /s/HERBERT REICHLIN
                                               --------------------------------
                                                   President



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